Exhibit 10.11

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), dated January 30, 2020 (the “Effective Date”), by and between Brain Scientific Inc., a corporation organized and existing under the laws of the State of Nevada (the “Company”), and Vadim Sakharov (the “Executive”).

WITNESSETH:

WHEREAS, the Executive has previously been appointed as a director of the Company and as its President and Chief Technology Officer; and

WHEREAS, the Company and the Executive are desirous of memorializing the terms and conditions of the Executive’s employment on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. EMPLOYMENT OF EXECUTIVE. Subject to the terms and conditions of this Agreement, the Company hereby agrees to continue to employ the Executive, and the Executive hereby accepts such continuation of employment in the position of President and Chief Technology Officer of the Company.

2. DUTIES. The Executive shall render, on a full-time basis as reasonably determined by the Company and the Executive from time to time, as an employee, professional services as the President and Chief Technology Officer (the “Position”), with duties consistent therewith of a public corporation with subsidiaries and as may be assigned to the Executive by the Chief Executive Officer and/or Board of Directors of the Company (the “Board”) from time to time in accordance with the foregoing (collectively, the “Duties”), and shall comply with such reasonable policies, standards and regulations of the Company as are from time to time established by the Company for its senior executives. The Executive shall perform all of his Duties to the best of his professional ability. It shall not be a violation of this Agreement for the Executive to (i) serve on industry trade, civic or charitable boards or committees, and (ii) manage his personal investments and affairs, so long as in each case, such activity does not materially interfere with the Executive’s Duties hereunder or is in violation of Section 13 hereof. For so long as the Executive is in the Position, the Company shall nominate the Executive to the Board.

3. TERM. The Executive shall be employed from the Effective Date until terminated pursuant to the termination provisions set out in Section 12 of this Agreement (the “Term”). At the end of the Term (as defined below) or otherwise upon the termination of Executive’s employment with the Company for any reason, Executive shall be deemed to have resigned from any and all director positions he has with the Company and its subsidiaries and affiliates, and from any and all of his executive and other employment roles with the Company’s subsidiaries and affiliates.

4. PLACE OF EMPLOYMENT. Services performed by the Executive pursuant to this Agreement shall be performed at the Company’s U.S. headquarters in New York, New York, or such place(s) as shall be mutually agreeable to the Company and Executive. The Executive understands and agrees that he may be required to travel to other destinations from time to time, as reasonably necessary to fulfill the Duties.

5. COMPENSATION. For all services rendered to the Company, the Company shall provide Executive as total compensation a sum computed as set forth in this Section 5.

(a)	Base Salary. During the Term, the Executive shall receive an annual base salary (the “Annual Base Salary”) equal to $60,000 per year, which shall be paid in accordance with the Company’s normal payroll practices for senior executive officers of the Company as in effect from time to time. During the Term, the Annual Base Salary shall be reviewed at least annually, and may be increased but not decreased by the Compensation Committee of the Board or the Board if there be no such Compensation Committee (in either case, the “Committee”). The term “Annual Base Salary” as utilized in this Agreement shall refer to the Annual Base Salary as so adjusted.

(b)	Annual Bonus. In addition to the Annual Base Salary, for each fiscal year commencing from the Effective Date and ending during the Term, the Executive shall be eligible for an annual cash bonus (the “Annual Bonus”) equal to a target of 50% of the Annual Base Salary (the “Target Bonus”). The Target Bonus will be earned in any given year in respect of which the Company achieves certain performance metrics and goals as may be determined by the Committee in consultation with the Executive prior to or promptly following the beginning of each fiscal year. Each such Annual Bonus awarded to the Executive shall be paid sometime during the first seventy-five (75) days of the fiscal year next following the fiscal year for which the Annual Bonus is awarded. Executive must be employed with the Company in good standing on the last day of the fiscal year with respect to which the Annual Bonus relates to earn and be eligible to receive the Annual Bonus.

(c)	Option Grant. During the Term, the Executive shall be entitled to participate in any stock option, performance share, performance unit or other equity based longterm incentive compensation plan, program or arrangement (the “Plans”) generally made available to senior executive officers of the Company, on substantially the same terms and conditions as generally apply to such other officers, except that the size of the awards made to the Executive shall reflect the Executive’s position with the Company.

(d)	Recoupment of Unearned Incentive Compensation. If the Company restates all or a portion of its financial statements for any given fiscal year, the Board or committee thereof may require reimbursement of any bonus or incentive compensation paid to the Executive for such fiscal year if and to the extent that (i) the amount of such incentive compensation for such fiscal year was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (ii) the Executive engaged in any fraud or misconduct that caused or significantly contributed to the need for the restatement, and (iii) the amount of the bonus or incentive compensation that would have been awarded to the Executive for such fiscal year had the financial results been properly reported would have been lower than the amount actually awarded.

6. VACATION/SICK TIME. The Executive shall be entitled to vacation time in accordance with the Company’s policies in effect from time to time, with full pay, of four (4) weeks (twenty (20) working days), during each full year of Executive’s employment. Unused vacation days shall be forfeited at the end of each calendar year and shall not roll over to the next year, nor will Executive be paid for any unused vacation days in a calendar year; provided, however, that upon termination of Executive’s employment for any reason, the Company will pay any accrued or unused and unpaid vacation time. The Executive shall be granted sick time in accordance with the Company’s policy in effect from time to time.

7. REIMBURSEMENT OF BUSINESS EXPENSES. The Company shall reimburse Executive for expenses reasonably incurred during the course of Executive’s employment, including travel expenses. Such reimbursement shall be made in accordance with Company policies in effect from time to time upon presentation of receipts and such other reasonable additional substantiation and justification to the Company for expenses actually incurred in connection with the foregoing.

8. ADDITIONAL BENEFITS. The Executive and his dependents shall be eligible to participate in the Company’s benefits plans available to its employees from time to time in accordance with the terms and conditions of such plans. The Company reserves the right to alter, amend, replace or discontinue the benefit plans it makes available to its employees (including the Executive), at any time, with or without notice.

9. COMPANY PROPERTY DEFINED. The Executive acknowledges and understands that Company files, customer files, legal files, legal research files, form files, forms, examples, samples, notes, drawings, designs, logos, inventions, improvements, developments, discoveries, ideas, trade secrets and all briefs and memoranda, intellectual property and other work product or property, and all copies thereof (the “Company Property”) are the sole and exclusive property of the Company; and the Company Property shall remain in the possession of the Company and shall constitute the property of the Company irrespective of who prepared the Company Property. The Executive shall not remove, photocopy, photograph or in any other manner duplicate or remove said Company Property other than in the performance of his Duties for or on behalf of the Company. The provisions of this Section 9 shall survive the termination of this Agreement and the Executive’s employment with the Company.

10. DISPOSITION OF PROPERTY UPON TERMINATION OF EMPLOYMENT. In the event the employment of the Executive with the Company is terminated, the Executive shall promptly return to the Company all Company Property in his possession or control, and the Executive shall have no right, title or interest in the same. The provisions of this Section 10 shall survive the termination of this Agreement and the Executive’s employment with the Company.

11. OWNERSHIP OF PATENTS AND INTELLECTUAL PROPERTY.

(a)	Any work prepared for the Company during the course of the Executive’s employment by the Company that is eligible for copyright, patent and/or trademark protection under the laws of the United States or any other country and any proprietary know-how developed by Executive (solely or jointly with others) while rendering services for the Company will vest in the Company. Executive hereby grants, transfers and assigns all right, title and interest in such work and all copyrights, patents and trademarks in such work and all renewals and extensions thereof to the Company, all of which shall be deemed a work for hire for the Company under the U.S. Copyright Act to the fullest extent permitted under the law, and Executive shall provide all assistance reasonably requested by the Company in the establishment, preservation and enforcement of the Company’s copyright, patents and trademarks in such work, such assistance to be provided at the Company’s expense but without any additional compensation to Executive. If the Company cannot, after reasonable effort, secure Executive’s signature on any documents needed to apply for or prosecute any patent, copyright, trademark or other right or protection relating to an invention, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact, to act for and on Executive’s behalf and in Executive’s name and stead for the purpose of executing and filing any such application or applications and taking all other lawfully permitted actions to further the prosecution and issuance of patents, copyrights, trademarks or similar protections thereon, with the same legal force and effect as if executed by Executive.

(b)	Executive agrees that all right, title, and interest in and to any and all copyrightable material, notes, records, drawings, designs, logos, inventions, improvements, developments, discoveries, ideas and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by Executive, solely or in collaboration with others, during the period of time Executive is in the employ of the Company (including during off-duty hours), or with the use of Company’s equipment, supplies, facilities, or Company Confidential Information, and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing (collectively, “Inventions”), are the sole property of the Company. Executive also agrees to promptly make full written disclosure to the Company of any Inventions, and to deliver and assign and hereby irrevocably assigns fully to the Company all of Executive’s right, title and interest in and to Inventions. Executive agrees that this assignment includes a present conveyance to the Company of ownership of Inventions that are not yet in existence.

(c)	The provisions of this Section 11 shall survive the termination of this Agreement and the Executive’s employment with the Company.

12. TERMINATION OF EMPLOYMENT. The employment of the Executive may be terminated as follows:

(a)	Termination on Notice. Subject to the remaining clauses of this Section 12, either party shall have the right to earlier terminate Executive’s employment under this Agreement at any time for any reason or no reason upon one (1) month prior written notice. In the event that the Company or Executive gives notice to terminate pursuant to the foregoing sentence, the Company may elect to have Executive cease working immediately so long as the Company continues to pay Executive’s Annual Base Salary in accordance with the provisions of Section (5)(a) and the Executive continues to participate in all employee benefit plans, for the entire one (1) month notice period (such payment, the “Continuation Pay”). In the event the Company elects to have Executive immediately cease working during the one (1) month notice period as provided in the foregoing sentence and Executive finds alternative employment that is not in violation of any provision herein, including, without limitation, Section 13 hereof, Executive may accept and engage in the alternative employment without forfeiting the Continuation Pay.

(b)	Termination by the Company for Cause. The Company may terminate this Agreement and the Executive’s employment hereunder for Cause (as defined below) at any time during the Term. For purposes of this Agreement, “Cause” shall mean the Executive’s: (i) conviction of any felony or any other crime involving dishonesty or moral turpitude; (ii) commission of any act of fraud or theft of or maliciously intentional damage to the property of the Company or any of its subsidiaries or affiliates; (iii) willful or intentional breach of his fiduciary duties to the Company of any written Company policy, plan or code then in effect; or (iv) breach of any material provision of this Agreement. Notwithstanding the foregoing, prior to any termination by the Company of the Executive’s employment for Cause, (x) the Company shall first provide written notice to the Executive setting forth in reasonable detail the specific conduct of the Executive purporting to constitute Cause (the “Cause Notice”) within ninety (90) days of the date the Board first becomes aware of its existence, (y) the Executive shall have the opportunity to cure or remedy such act or default within thirty (30) days following such Cause Notice, and (z) the Company shall terminate the Executive’s employment within ninety (90) days following any such failure to cure by the Executive.

(c)	Termination by the Executive for Good Reason. The Executive may terminate this Agreement and Executive’s employment hereunder with Good Reason (as defined below) at any time during the Term. For purposes of this Agreement, “Good Reason” shall mean: (i) the reduction of the Executive’s title, authority, Duties or responsibilities; (ii) any reduction in Annual Base Salary or Target Bonus potential of the Executive; (iii) breach of any material provision of this Agreement by the Company or its subsidiaries or affiliates, as applicable or (iv) any relocation of the Executive’s principal place of employment to a location more than thirty (30) miles away from the Executive’s principal place of employment as of the Effective Date. Notwithstanding the foregoing, prior to any termination by the Executive of the Executive’s employment for Good Reason, (x) the Executive shall first provide written notice to the Company setting forth in reasonable detail the specific conduct of the Company purporting to constitute Good Reason (the “GR Notice”) within ninety (90) days of the date the Executive first becomes aware of its existence, (y) the Company shall have the opportunity to cure or remedy such act or default within thirty (30) days following such GR Notice, and (z) the Executive shall terminate the Executive’s employment within ninety (90) days following any such failure to cure by the Company.

(d)	Termination by Death. If the Executive dies while employed under this Agreement, this Agreement shall terminate immediately and the Company shall pay to the Executive’s estate any earned Annual Base Salary, earned but unpaid Annual Bonus for the year prior to the year of termination (the “Prior Year Bonus”), a pro-rated Target Bonus for the year of termination, if any, based on the number of days employed in such year (the “Pro-Rated Bonus”), reimbursement of business expenses and accrued vacation, if any, that is unpaid up to the date of his death.

(e)	Termination by Disability. The Company may terminate this Agreement as a result of any mental or physical disability or illness which results in (i) the Executive being unable to substantially perform his duties for a continuous period of 150 days or for periods aggregating 180 days within any period of 365 days or (ii) the Executive being subject to a permanent or indefinite inability to perform essential functions based on the reasonable opinion of a qualified board-certified medical doctor chosen in good faith by the Company. Termination will be effective on the date designated by the Company, and the Executive will be paid any unpaid earned Annual Base Salary, the Prior Year Bonus, the Pro-Rated Bonus if any, reimbursement of business expenses and accrued vacation, if any, and benefits as set out in Section 8, in each case as accrued through the date of termination.

(f)	Payment upon Termination for Cause or without Good Reason. Upon Executive’s termination of employment for Cause, or if Executive shall terminate without Good Reason, Executive shall forfeit the right to receive any and all further payments hereunder, other than the right to receive any unpaid earned Annual Base Salary, the Prior Year Bonus, reimbursement of business expenses and accrued vacation, if any, and benefits as set out in Section 8, in each case as accrued through the date of termination.

(g)	Payment Upon Termination without Cause or for Good Reason. In the event of the termination of the Executive’s employment by the Company without Cause or upon the Executive’s termination of his employment for Good Reason, (i) all amounts of Annual Base Salary accrued but unpaid as of the termination date shall be paid by the Company within thirty (30) days following the date of termination, (ii) an amount equal to (x) the Executive’s Annual Base Salary on the date of termination for a period of twenty four (24) months (or sixty (60) months if the termination without Cause or for Good Reason occurs within twenty four (24) months after a Change in Control (as defined below), subject to Section 12(i) below) plus (y) the Target Bonus for the year of termination, if any, shall be paid by the Company in twenty four (24) equal monthly installments, (iii) 100% of any unvested portion of outstanding option grants shall immediately vest and become exercisable and shall remain exercisable for the periods specified in each such option; (iv) the Prior Year Bonus shall be paid at such time as such bonus would otherwise be payable pursuant to Section 5(b); (v) the dollar value of unused and accrued vacation days and reimbursement of business expenses shall be paid within thirty (30) days following the date of termination; and (vi) the applicable premiums (inclusive of premiums for Executive’s dependents) shall be paid by the Company pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, for twelve (12) months from the date of termination for any benefits plan sponsored by the Company. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following after the Effective Date: (i) an acquisition of the Company by another person or entity by means of any transaction or series of related transactions to which the Company is a party (including, without limitation, a merger, consolidation or other corporate reorganization), other than an acquisition in which the shares of capital stock held by stockholders of the Company immediately prior to such acquisition continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately after such acquisition and by virtue of the acquisition, a majority of the total outstanding voting power of the surviving or acquiring person or entity; (ii) a sale, lease, exclusive license (unless granted in the ordinary course of business) or other disposition of all of substantially all of the assets of the Company, except where such sale, lease, exclusive license or other disposition is to a wholly owned subsidiary of the Company; or (iii) a transaction or series of related transactions to which the Company is a party (whether by merger, consolidation, stock acquisition or otherwise) in which a majority of the total outstanding voting power of the Company is transferred. Notwithstanding the foregoing sentence, a transaction shall not constitute a Change of Control if the primary purpose is to change the jurisdiction of the Company’s incorporation, create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, or engage in a bona fide equity financing transaction.

(h)	Deferred Compensation. This Agreement is intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted, administered and operated in a manner consistent with that intent. Notwithstanding anything herein to the contrary, if at the time of the Executive’s separation from service with the Company he is a “specified employee” as defined in Section 409A of the Code (and the regulations thereunder) and any payments or benefits otherwise payable hereunder as a result of such separation from service are subject to Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six months following the Executive’s separation from service with the Company (or the earliest date as is permitted under Section 409A of the Code), and the Company will pay any such delayed amounts in a lump sum at such time. If any other payments of money or other benefits due to the Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Company, that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to the Executive under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to the Executive in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv). Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. References to “termination of employment” and similar terms used in this Agreement are intended to refer to “separation from service” within the meaning of Section 409A of the Code to the extent necessary to comply with Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. Any provision in this Agreement providing for any right of offset or set-off by the Company shall not permit any offset or set-off against payments of “non-qualified deferred compensation” for purposes of Section 409A of the Code or other amounts or payments to the extent that such offset or set-off would result in any violation of Section 409A or adverse tax consequences to the Executive under Section 409A.

(i)	Parachute Payments. In the event that the severance and other benefits provided to the Executive pursuant to this Agreement (A) constitute “parachute payments” within the meaning of Section 280G of the Code and (B) but for this Section 12(i), such severance and benefits would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive’s severance benefits under this Section shall be payable either: (y) in full, or (z) as to such lesser amount which would result in no portion of such severance and other benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Executive on an after-tax basis, of the greatest amount of severance benefits under this Agreement. Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 12(i) shall be made in writing by independent public accountants reasonably agreed to by the Company and the Executive (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by this Section 12(i), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 12(i).

13. RESTRICTIVE COVENANTS.

(a)	Noncompetition. During the Term and for the twenty four (24) month period immediately following the termination of employment, regardless of the reason for such termination and regardless whether this Agreement has terminated or expired (the “Restricted Period”), Executive shall not, directly or indirectly: (i) engage in, manage, operate, control, supervise, or participate in the management, operation, control or supervision of any company or entity that competes with any business of the Company or any of its subsidiaries (a “Competitor”, as further defined below) or serve as an employee, consultant or in any other capacity for a Competitor; (ii) have any ownership or financial interest, directly, or indirectly, in any Competitor including, without limitation, as an individual, partner, shareholder (other than as a shareholder of a publicly-owned corporation in which the Executive owns less than two percent (2%) of the outstanding shares of such corporation), officer, director, employee, principal, agent or consultant; or (iii) serve as a representative of any Competitor; provided, that if the Executive provides services to a multi-strategy organization that includes a unit, division, subsidiary or affiliate (any of which, a “Unit”) that engages in a Competitor business, but the Executive does not, directly or indirectly, provide services to the Unit that is engaged in the Competitor business, then the Executive shall not be in violation of this Section 13(a); provided that the Executive puts up a “chinese wall” between the Unit he works in or for and the Unit engaging in the Competitor business which shall be approved in the reasonable discretion of the Company. For the purposes of this Agreement, “Competitor” shall further mean any company or entity, whether located in the United States, Canada or elsewhere, that engages in (i) the supply, commercialization, development, manufacture and/or distribution of solutions to the neurology market and neurological diagnostic devices or (ii) other developments that the Company has taken material measures toward executing as of the termination date from any of its assets.

(b)	Non-Solicitation; No-Hire. Executive acknowledges and agrees that during the Restricted Period he shall not, directly or indirectly, other than in connection with carrying out his Duties hereunder, (i) solicit or induce any employee or consultant of the Company (or any individual who was an employee or consultant of the Company at any time during the 12-month period preceding any such solicitation or inducement) to (A) terminate his employment or relationship with the Company, and/or (B) work for the Executive or any Competitor; provided that the foregoing shall not be violated by general solicitation not targeted at the prohibited group or by the Executive serving as a reference upon request or (ii) hire, or be involved in the process of any business, entity or division in hiring, any employee or consultant of the Company (or any individual who was an employee or consultant of the Company at any time during the 12-month period preceding any such hiring); provided that Executive shall not be prohibited from employing any person who is no longer an employee of the Company as of the date of first contact by Executive so long as the termination of such person’s employment with the Company was effectuated for a good faith, bona fide reason and was not intended to be a sham or artifice to avoid the restrictions contained in this Section 13(b).

(c)	Non-Solicitation of Clients. Executive acknowledges and agrees that during the Restricted Period he shall not, directly or indirectly, solicit, take away or divert, or attempt to solicit, take away or divert, the business or patronage of any client or customer of the Company with the intention or for the purpose of providing services that compete with the services provided by the Company at the time of Executive’s termination.

(d)	Disparaging Comments. Executive agrees not to make critical, negative or disparaging remarks about the Company or its management, business or employment practices; provided that nothing in this Section 13(d) shall be deemed to prevent the Executive from responding fully and accurately to any question, inquiry or request for information when required by applicable law or legal process, or to enforce this Agreement. The Company and its officers and directors shall not make critical, negative or disparaging remarks about the Executive; provided that nothing in this Section 13(d) shall be deemed to prevent the Company or its officers or directors from (i) responding fully and accurately to any question, inquiry or request for information when required by applicable law or legal process, (ii) complying with the disclosure requirements under the federal securities laws or any applicable stock exchange or quotation system, or (iii) to enforce this Agreement.

(e)	Confidentiality. The Executive acknowledges and agrees that the Company’s business is highly competitive and that the Executive will be involved in and become aware of the Company’s trade secrets, materials, know-how (whether or not in writing), technology, product information and intellectual property belonging to the Company (“Trade Secrets”) and all confidential matters (whether available in written, electronic form or orally) relating to the Company and its business (including without limitation its strategies, models, business and marketing plans, pricing, sales and revenue information, financial performance, etc.), and personal and other confidential information relating to its owners, directors, officers, investors, shareholders, executives and employees (the “Confidential Information”), all of which have been developed at great investment of time and resources by the Company so as to engender substantial good will, and all of which are and will remain the exclusive property of the Company. Therefore, the Executive agrees that during the period of his employment with the Company and at all times thereafter, Executive shall not disclose, shall keep secret, shall retain in strictest confidence and shall not use for his benefit or the benefit of others, except in connection with the business and affairs of the Company, any Trade Secret or Confidential Information. Nothing in this Agreement or elsewhere shall prevent the Executive from: (i) cooperating with, or participating in, any investigation conducted by any governmental agency; (ii) making truthful statements, or disclosing documents and information, (x) to the extent reasonably necessary in connection with any litigation, arbitration or mediation involving his rights or obligations under this Agreement or otherwise or (y) when and to the extent required by law, legal process or by any court, arbitrator, mediator or legislative body (including any committee thereof) with actual or apparent jurisdiction to order him to make such statements or to disclose or make accessible such documents and information; (iii) retaining, and using appropriately (e.g., not in connection with violating any non-competition or non-solicitation restriction), documents and information relating to his personal rights and obligations and his contact list; (iv) disclosing his post-employment restrictions in confidence in connection with any potential new employment or business venture; (v) disclosing documents and information in confidence to any attorney, financial advisor, tax preparer, or other professional for the purpose of securing professional advice provided that all of such professionals shall be bound by confidentiality no less restrictive than that set forth in this Section 13(e); (vi) using and disclosing documents and information at the request of the Company or its attorneys and agents; or (vii) using and disclosing documents and information in connection with good faith performance of his duties for the Company or any of its affiliates.

(f)	Acknowledgement. Executive agrees and acknowledges that each restrictive covenant in this Section 13 is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of the Company, imposes no undue hardship on Executive, and is not injurious to the public.

(g)	Survival. All of the restrictive covenants contained in this Section 13 shall be binding on the assigns, executors, administrators and other legal representatives of the Executive, and shall survive the termination of this Agreement and Executive’s employment.

14. INDEMNIFICATION. The Company agrees that (x) if Executive is made a party, or are threatened to be made a party, or reasonably anticipates being made a party, to any threatened or actual action, suit or proceeding, whether civil, criminal, administrative, investigative, appellate or other (a “Proceeding”) or (y) if any claim, dispute, demand, request, threat, discovery request or request for testimony or information (a “Claim”) is made, or threatened to be made, by any person or entity, and such Proceeding or Claim arises out of or relates to Executive’s positions with, or services for the Company or any of its subsidiaries and affiliates, then Executive will promptly be indemnified and held harmless by the Company to the fullest extent permitted by the Company’s plans, programs, agreements, arrangements or governing documents or, if greater, by applicable law, against any and all costs, expenses, liabilities, and losses (including but not limited to attorneys’ fees and costs). The Company will, in addition, advance to Executive, or pay directly, all costs and expenses incurred by Executive in connection with any such Proceeding or Claim, or in connection with Executive’s seeking to enforce Executive’s rights under this section, within fifteen (15) days after receiving written notice requesting such an advance and enclosing customary supporting documentation, provided only that such notice includes an unsecured undertaking by Executive to repay the amount advanced if Executive is ultimately determined, by a court of competent jurisdiction, not to be entitled to indemnification against such costs and expenses. The foregoing rights to indemnification and advancement will continue indefinitely, whether or not Executive’s services for the Company have terminated. Nothing herein shall limit any right that Executive may have in respect of indemnification, contribution, advancement, or liability insurance coverage under any other plan, agreement, policy or arrangement of the Company or any of its subsidiaries or affiliates, or under applicable law. A directors’ and officers’ liability insurance policy (or policies) shall be kept in place, during the term of employment, providing coverage to Executive that is no less favorable to Executive in any respect than the coverage then being provided to any other then current or former director or officer of the Company.

15. INJUNCTIVE RELIEF. The Executive acknowledges that the precise value of the covenants in Section 13 are difficult to evaluate and that no accurate measure of liquidated damages could possibly be established and therefore, in the event of a breach or threatened breach of such provisions, the Company shall be entitled to temporary and permanent injunctive relief (without the position of a bond or other security) restraining Executive from such breach or threatened breach. Notwithstanding anything to the contrary herein, if any applicable law or governmental entity shall reduce the time period or scope during which the Executive shall be prohibited from engaging in any competitive or soliciting activity described in Section 13, the period of time or scope, as the case may be, for which the Executive shall be prohibited shall be reduced to the maximum time or scope permitted by law.

16. NOTICES. Any notice required or permitted to be given pursuant to the provisions of this Agreement shall be sufficient if in writing, and if personally delivered to the party to be notified or if sent by registered or certified mail to said party at the following addresses:

If to the Company:	Brain Scientific, Inc.
205 East 42nd Street
14th Floor
New York, New York 10017
Attn: Board of Directors

With a copy to (which shall not constitute notice):

Ruskin Moscou Faltischek, P.C.
1425 RXR Plaza
East Tower, 15th Floor
Uniondale, New York 11556
Attn: Stephen E. Fox, Esq.

If to the Executive:	Vadim Sakharov
Gorkiy Street 5, Taganrog
Russia, 347904

17. SEVERABILITY. In the event any portion of this Agreement is held to be invalid or unenforceable, the invalid or unenforceable portion or provision shall not affect any other provision hereof and this Agreement shall be construed and enforced as if the invalid provision had not been included.

18. BINDING EFFECT. This Agreement shall inure to the benefit of and shall be binding upon the Company and upon any person, firm or entity with which the Company may be merged or consolidated or which may acquire all or substantially all of the Company’s assets through sale, lease, liquidation or otherwise, provided that the assignee or transferee contractually assumes the liabilities, obligations and duties of the Company as contained in this Agreement. The rights and benefits of Executive are personal to him and no such rights or benefits shall be subject to assignment or transfer by Executive.

19. GOVERNING LAW, VENUE, INTERPRETATION OF LANGUAGE. The parties agree that this Agreement shall be governed by the laws of the State of New York, without regard to conflict of laws principles, and that venue for any action between the parties that arises out of this Agreement shall be in the County of New York, City of New York and State of New York. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

20. AMENDMENT AND MODIFICATION. All terms, conditions and provisions of this Agreement shall remain in full force and effect unless modified, changed, altered or amended, in writing, executed by both parties.

21. INDEPENDENT LEGAL ADVICE. The Executive acknowledges that he has been advised to seek independent legal counsel in respect of the Agreement and the matters contemplated herein. To the extent that he declines to receive independent legal counsel in respect of the Agreement, he waives the right, should a dispute later develop, to rely on his lack of independent legal counsel to avoid his obligations, to seek indulgences from the Company or to otherwise attack the integrity of the Agreement and the provisions thereof, in whole or in part.

22. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Delivery of an executed counterpart of this Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Agreement.

23. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes and replaces any prior agreement; and there are no other agreements between the parties with respect to the subject matter contained herein except as set forth herein.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have set their hands and seals effective on the day and year first above written.

Brain Scientific Inc.

Name: Boris Goldstein
Title: Executive Chairman

Vadim Sakharov